Exhibit 12

             CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                            Six Months
                              Ended
                             June 30,            Year Ended December 31,
                            1994  1993    1993    1992    1991    1990    1989
                                (million of dollars, except ratio data)
Earnings:
Income before federal
 income tax and cumulative
 effect of accounting
 change ------------------ 223.7 249.2   587.8   424.7   198.8   200.1   330.3
Undistributed earnings
 of unconsolidated
 affiliates --------------  (4.9)                  (.2)     .3
Fixed charges, excluding
 interest on annuities
 and financial products --  31.7  31.2    62.9    74.6    97.4    98.2   109.7

  Earnings, excluding interest
   on annuities and
   financial products ---- 250.5 280.4   650.7   499.1   296.5   298.3   440.0

Interest on annuities and
 financial products ------ 622.9 653.0 1,315.8 1,261.7 1,143.5   987.4   862.6

  Earnings --------------- 873.4 933.4 1,966.5 1,760.8 1,440.0 1,285.7 1,302.6


Fixed Charges:
Interest expense on debt -  22.7  21.9    44.3    53.8    71.2    72.3    86.0
Interest component of
 rent expense ------------   9.0   9.3    18.6    20.8    26.2    25.9    23.7

  Fixed charges, excluding
   interest on annuities
   and financial products-  31.7  31.2    62.9    74.6    97.4    98.2   109.7


Interest on annuities and
 financial products ------ 622.9 653.0 1,315.8 1,261.7 1,143.5   987.4   862.6

  Fixed charges ---------- 654.6 684.2 1,378.7 1,336.3 1,240.9 1,085.6   972.3

Pre-tax earnings to cover
 preferred stock dividends   9.8  10.9    24.2    20.3    13.0    10.4    19.9

  Combined fixed charges
   and preferred stock
   dividends ------------- 664.4 695.1 1,402.9 1,356.6 1,253.9 1,096.0   992.2


Ratios of Earnings to Fixed Charges:
Excluding interest on
 annuities and financial
 products (1) ------------  7.90  8.99   10.35    6.69    3.04    3.04    4.01

Including interest on
 annuities and financial
 products (2) ------------  1.33  1.36    1.43    1.32    1.16    1.18    1.34

Ratio of earnings to
 combined fixed charges
 and preferred stock
 dividends (3) -----------  1.31  1.34    1.40    1.30    1.15    1.17    1.31


(1) This ratio is comprised of the relationship of "earnings excluding interest on annuities and financial products" to "fixed charges excluding interest on annuities and financial products" as disclosed above.

(2) This ratio is comprised of the relationship of "earnings" to "fixed charges" as disclosed above.

(3) This ratio is comprised of the relationship of "earnings" to "combined fixed charges and preferred stock dividends" as disclosed above.